March 10, 2011

Mr. Joseph C. Magnacca
520 W. 19th Street
Apt. 6A
New York, NY  10011

Dear Joe:

I am pleased to confirm your promotion to President of Daily Living Products and Solutions for Walgreen Co. (“Walgreens” or the “Company”), continuing to report to Greg Wasson, President and CEO.  This position is at the Senior Vice President level for compensation and benefits purposes.  This promotion is effective as of April 1, 2011 (the “Effective Date”).  The remainder of this letter covers the compensation, benefits and other terms applicable to your new position, as well as any continuing terms and conditions from your prior role.  This letter supersedes all prior agreements, including the Letter Agreement between you and Walgreen Co. dated February 13, 2010 (the “Letter Agreement”).

COMPENSATION AND BENEFITS

Base Salary.  $600,000 annually, less all applicable tax withholdings and benefit deductions.

Annual Bonus Opportunity.  Based on your position, you will be eligible for an annual bonus under the Walgreen corporate bonus program, which is based on the Company’s fiscal year running from September 1 through August 31, and is subject to the board’s approval of each year’s bonus.  The current bonus target for your position is 60% of your base salary.  You will be eligible for a pro-rated bonus for the period from the Effective Date through the end of fiscal year 2011.  You will be eligible for a pro-rated bonus under the Duane Reade Management Incentive Plan for the period January 1, 2011 through the Effective Date (based on your salary prior to the Effective Date).

Long-Term Incentives.  You will also be eligible for long-term incentives, which are currently at the following levels based on your position level.

Executive Stock Options:  Under the current program, the number of options granted annually equals 220% of base salary divided by the average stock price as determined under the Option Plan. Options become vested three years after the grant date and may be exercised up to 10 years after the grant date.

Restricted Stock Units:  Under the current program, the number of units granted annually equals 55% of base salary divided by the average stock price as determined under the Long-Term Incentive Performance Plan. RSUs become vested after three-years and are distributed in shares of Walgreen Co. stock.  As a condition to receiving each grant, you will be required to sign a Non-Competition, Non-Solicitation, and Confidentiality Agreement, which is substantively the same as the one referenced in “Restrictive Covenants” below.

Performance Share Program:  The current annual performance share program provides for a grant of "contingent" shares each fiscal year that become payable, or "earned," if the Company meets the performance targets.  The earned award is based on company performance (ROIC) over a three year period. The entire earned award is paid in stock at the end of the three-year period. Under the current program, the target annual award equals 75% of base salary, divided by the average stock price as determined under the Performance Share Program.

You will be eligible for pro-rated awards as of the Effective Date to cover the remainder of the 2011 fiscal year, and then you are eligible to receive full awards for future fiscal years.

Other Employee Benefits.  See the attached Overview of Benefits, briefly describing the Walgreens employee benefits that apply.

OTHER TERMS AND CONDITIONS

Relocation. It is understood that no later than six months following the Effective Date you will be relocating to the Chicagoland area to work out of the corporate office in Deerfield.  The exact timing of that relocation is to be determined between you and Greg.  Prior to this relocation, the Company will continue your NY housing benefit (up to $12,000 per month).

Duane Reade Fringe Benefits.  Upon the transition to the Walgreens executive compensation and benefits programs, your Duane Reade perquisites will cease as of the Effective Date.  This includes tax/financial planning advice, commuting to Toronto (up to $10K per year), and health care reimbursement (up to $8K per year).  Similar to most public companies, Walgreens does not maintain these types of executive perquisites.

Change in Control Employment Agreement. As a Walgreens senior executive, you will be presented with our standard Change in Control Employment Agreement, which provides protection to you following a change in control of Walgreen Co.  Outside of the change in control context, Walgreens executives do not have term employment agreements. Accordingly, you should not consider our offer of employment to be a contract or guarantee of indefinite employment. Employment at Walgreens is at will, for no definite term, and is subject to Walgreens policies, which can be changed from time to time.

Corporate Officer Paperwork. Subject to final approval by the Board of Directors of your officer status, we will send you all applicable officer paperwork for your review and completion, including our Code of Ethics Policy and D&O Questionnaire.

Immigration Status.  Your continuation in this new position is contingent on you maintaining temporary employment authorization via H-1B visa sponsorship and obtaining U.S. permanent residency.

OTHER TERMS AND CONDITIONS

Transition/Retention Bonus.  The the transition/retention bonus set forth in the Letter Agreement shall be superseded by the following transition/retention bonus terms and conditions:

(a)
For the critical 18-month period following the April 9, 2010 closing of the Walgreens acquisition of Duane Reade (the “Retention Period”), you are eligible for a retention bonus equal to $1,790,400 (less applicable tax withholdings).  This retention bonus is designed to reward you for your continued employment during this critical period and to acknowledge the extra effort and commitment that is needed by the senior leadership team during this period.  As a condition to your receipt of this bonus, you must remain employed with the company at least through the end of the Retention Period (or the first 12 months of the Retention Period, with respect to the portion of the bonus described in (b)(i) below), except that if prior to the end of the Retention Period (or portion thereof for purposes of (b)(i) below) your employment is terminated without Cause or you resign for Good Reason (in both cases as defined below), then you would remain entitled to the full retention bonus.  If your employment ends prior the end of the Retention Period for any other reason, then you would forfeit the entire unpaid portion of the retention bonus.

(b)	Your retention bonus will be paid in three installments:

(i)
$600,000 in one lump sum within 30 days after the end of the first 12-months of the Retention Period, or earlier if your employment is terminated without Cause or for Good Reason pursuant to the “Termination Benefits” provision below;

(ii)
$760,400 in one lump sum within 30 days after the end of the Retention Period, or earlier if your employment is terminated without Cause or for Good Reason pursuant to the “Termination Benefits” provision below; and

(iii)
$430,000 in substantially equal semi-monthly installments continuing for 24 months beginning with the regular payroll date next following the date of your termination of employment.  Notwithstanding the foregoing, in the event that you are a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on your “separation of service” (within the meaning of Section 409A),the amount payable under this clause (b)(iii) during the six-month period immediately following your termination date shall instead be paid on the first business day after the date that is six months following your termination date.

For the portion of your retention bonus that is paid after employment as required by clause (b)(iii) above, such amount will be credited with interest, commencing on the last day of the Retention Period and continuing through the commencement of installment payments, at an annual rate of 10.5%, or such other rate as is mutually-agreed between you and the Company.

Termination Benefits.  If your employment is terminated by the Company without Cause or by you for Good Reason prior to the end of the Retention Period, you will be entitled to the following severance benefits:

(a)	Continuation of your base salary for 12 months, paid in accordance with normal payroll practices. This is based on the rate of base salary in effect as of the closing (i.e., $460,000 per year).

(b)
Continued medical, dental and prescription drug coverage for 12 months at the premium rates applicable to active employees, subject to any cost or coverage changes of general application.  This extended coverage period would count toward your COBRA coverage period.

(c)	Subject to (b)(iii) above under Transition/Retention Bonus, payment of the retention bonus in one lump sum within 30 days of employment termination.

For purposes of the above, Cause and Good Reason are defined as follows:

(d)	There is “Cause” for termination if the Board of Directors of Walgreens determines in good faith that any one or more of the following have occurred:

(i)
You have been indicted or convicted of, or entered a plea of guilty or nolo contendere to, any crime (A) constituting a felony under any state or federal law or (B) involving fraud, embezzlement or an act of moral turpitude, whether or not in connection with the performance your duties or obligations to the Company;

(ii)
You (A) commit an act of fraud with respect to a material aspect of the Company's business, even if not criminally charged, indicted, or convicted therefor; or (B) engage in any willful misconduct, even if not criminal in nature, that brings the Company or any of its officers, directors, subsidiaries or shareholders into public disgrace or disrepute in any material respect; or

(iii)
You are (A) grossly negligent in the performance of your duties and obligations; (B) breach any obligation contained in this letter or in Exhibit A to this letter; or (C) engage in a material violation of one or more significant written Company policies and such policy violation is such that, under typical circumstances, immediate termination of employment would result.

Prior to any termination for Cause pursuant to clause (iii) above, the Company shall give you notice and a reasonable opportunity (at least 30 days) to remedy any condition, or conduct, action or inaction of you giving rise to the violation or breach of such clause, but only if such violation or breach is remediable.

(e)
You shall have the right to resign for “Good Reason” prior to the end of the Retention Period under either of the following circumstances which  would result in a material negative change to your employment with the Company:

(i)	Without your oral or written consent, the Company causes a material diminution of your annual base salary or bonus opportunity; or

(ii)
Without your oral or written consent, the Company materially changes the geographic location of your principal office to a location that increases your normal work commute (one-way) by more than 30 miles.

You must give written notice to the Company of your intention to terminate your employment for Good Reason within a period not to exceed 90 days of the initial existence of a condition described in clause (i) or (ii) of this paragraph; and then the Company shall have 30 days from the receipt of such notice to cure any actions giving rise to such Good Reason.

For the avoidance of doubt, it is understood that the agreed-upon compensation and relocation terms set forth in this letter shall not give rise to any Good Reason termination rights.

Following the end of the Retention Period, the severance benefits set forth above will no longer apply, and instead you would be subject to any applicable Walgreens severance policy.  Regardless of the timing of employment termination, eligibility for a pro-rated bonus for the year of termination would be dictated by the terms of the applicable bonus program.

Restrictive Covenants.  The Non-Competition, Non-Solicitation and Confidentiality Agreement attached as Exhibit A hereto is the same as the Agreement that you signed along with the Letter Agreement, and it shall continue to apply.  In addition, as a condition to this promotion, you will be required to sign a Walgreens Non-Competition, Non-Solicitation and Confidentiality Agreement on or about the Effective Date.  This is a standard agreement for Walgreens executives, and a copy of this Agreement can be provided in advance upon request.

Confidentiality.  The terms of this letter – and in particular the retention bonus terms - must remain strictly confidential at all times before, during, and after the Retention Period; provided however that, disclosure by you is permitted to immediate family members, your legal and financial advisors, and if disclosure is required by you due to subpoena, government investigation or other requirement of law.  Failure to comply with this requirement can result in forfeiture of the retention bonus and/or termination of employment for Cause.

Code Section 409A.  This Transition/Retention bonus and Termination Benefits terms set forth above are intended to comply with the requirements of Section 409A of the Internal Revenue Code or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 409A of the Code, shall in all respects be administered in accordance with Section 409A of the Code and shall be treated in accordance with this intention for purposes of payroll and income tax reporting.  Each such payment shall be treated as a separate payment for purposes of Section 409A of the Code.  In no event may you, directly or indirectly, designate the calendar year of any payment to be made under this letter.  For purposes of this letter, the terms “termination of employment” and “termination date” (and words of similar meaning) mean the date upon which you have terminated of employment from the Company and its affiliates that constitutes a “separation from service” within the meaning of Section 409A of the Code.  The Company has not made any guarantee to you of the tax result of any of your compensation, including your retention bonus, under Section 409A of the Code or any other tax provision or law, and you have consulted with your own tax counsel regarding this letter.

To acknowledge and accept the terms of this letter, please sign your name on the line below, fill in the date, and return the signed letter to me.  Please also make a copy of this signed letter for your records.

If you have any questions, please call me at 847-315-3070.

Sincerely,

Kathleen Wilson-Thompson
Chief Human Resources Officer
Walgreen Co.

Enclosures
cc:           Greg Wasson

Acknowledged and Agreed:

Signature: ______________________________                                                                                     Date: ________________

EXHIBIT A

WALGREEN CO. NON-COMPETITION, NON-SOLICITATION AND CONFIDENTIALITY AGREEMENT

This Exhibit forms a part of the offer of employment or continuing employment to the undersigned individual from Walgreen Co. or one of its subsidiary companies (hereinafter referred to as “Employee’’ and the “Company”).

WHEREAS, the Company develops and/or uses valuable business, technical, proprietary, customer and patient information it protects by limiting its disclosure and by keeping it secret or confidential;

WHEREAS, Employee acknowledges that during the course of employment, he or she has or will receive, contribute, or develop such confidential information; and

WHEREAS, the Company desires to protect from its competitors such confidential information and also desires to protect its legitimate business interests and goodwill in maintaining its employee and customer relationships.

NOW THEREFORE, in consideration of this offer of employment and the consideration to be provided to Employee thereunder, Employee agrees to the following:

1.           Non-Disclosure And Non-Use.  Employee agrees not to disclose any Confidential Information, as defined below, to any person or entity other than the Company, either during or after Employee’s employment, without the Company’s prior written consent.  Employee further agrees not to use any Confidential Information, either during or at any time after his or her employment, without the Company’s prior written consent, except as may be necessary to perform his or her job duties during employment with the Company.

Confidential Information means information not generally known by the public about processes, systems, products, services, including proposed products and services, business information, know-how, or trade secrets of the Company.  Confidential Information includes, but is not limited to, the following:

(a)           Customer records, identity of vendors, suppliers, or landlords, profit and performance reports, prices, selling and pricing procedures and techniques, and financing methods of the Company;

(b)           Customer lists and information pertaining to identities of the customers, their special demands, and their past, current and anticipated requirements for the products or services of the Company;

(c)           Specifications, procedures, policies, techniques, manuals, databases and all other information pertaining to products or services of the Company, or of others for which the Company has assumed an obligation of confidentiality;

(d)           Business or marketing plans, accounting records, financial statements and information, and projections of the Company;

(e)           Software developed or used by the Company;

(f)           Information related to the Company’s retailing, distribution or administrative facilities; and

(g)           Any other information identified or defined as confidential information by Company policy.

2.           Non-Competition and Non-Solicitation.  In order to protect the legitimate business interests and goodwill of the Company, and to protect Confidential Information, Employee covenants and agrees that for the entire period of his or her employment with the Company, and for one year after the termination of such employment by either party for any reason, Employee will not:

(a)           contact any Customer of the Company for the benefit of a Competing Business or interfere with, or attempt to disrupt the relationship, contractual, or otherwise, between the Company and any of its Customers.

(b)           hire employees of the Company.  This restriction includes without limitation a prohibition on directly or indirectly employing, or knowingly permitting any Person or business directly or indirectly controlled by Employee, regardless of whether such Person or business is a Competing Business, from employing, any person who is employed by the Company.  For the period following the termination of Employee's employment with the Company, the term "employee" means an individual employed by the Company as of the date of, or within 90 days of, Employee's last day worked for the Company.

(c)           solicit employees of the Company.  This restriction includes without limitation a prohibition on directly or indirectly (i) interfering with, or attempting to disrupt the relationship, contractual, or otherwise, between the Company and any of its employees, and (ii) soliciting, inducing, or attempting to induce employees of the Company to terminate employment with the Company.

(d)           compete with the Company.  This restriction includes without limitation a prohibition on directly or indirectly engaging or investing in, owning, managing, operating, financing, controlling, participating in the ownership, management, operation, financing or control of, or being associated or in any manner connected with, any Competing Business, whether as a consultant, independent contractor, agent, employee, officer, partner, director, shareholder (except (i) limited partnership investments in private equity funds which may invest in venture capital-backed companies (where Employee's investment represents less than 1% percent ownership interest of any such company) or (ii) investments of less than 1% ownership interest of the outstanding securities of a corporation or other entity whose securities are listed on a stock exchange or quotation system and such entity files periodic reports with the Securities and Exchange Commission), distributor, representative, or otherwise, alone or in association with any other Person(s).  Notwithstanding the foregoing, Employee may render services for a Competing Business if:  such service does not conflict with any other restrictions noted in this Paragraph 2; the Competing Business is diversified, and Employee becomes employed in a part of the business that is not in direct or indirect competition with Company.

Employee agrees that the restrictions contained in paragraphs 2(a), 2(b), and 2(c) have no geographic limitation.  Employee agrees that the restrictions contained in Paragraph 2(d) are geographically limited as set forth in part (1) below.

Employee acknowledges that (i) the Company's business is and following the date hereof will be national in scope, (ii) the Company's products and services are and following the date hereof will be marketed throughout the United States and (iii) the Company has competed and following the date hereof will compete with other businesses that are or could be located in any part of the United States.  Employee further covenants and agrees that restrictive covenants contained in this Agreement are reasonable and necessary to protect the legitimate business interests of the Company because of the nature and scope of the Company's business.

If a court or arbitrator of competent jurisdiction determines that one or more of the provisions of this Paragraph 2 are invalid, illegal, or unenforceable for any reason, then such provision or provisions shall be deemed to be reduced in scope or length, as the case may be, to the extent required to make this Paragraph enforceable.  If Employee violates the provisions of this Paragraph 2, the periods described therein shall be extended by that number of days which equals the aggregate of all days during which at any time any such violations occurred.

For purposes of this Paragraph 2, the following definitions shall apply:

(1)           “Competing Business” is defined to include the following:

(A)           any Person engaged in the chain drug business in the greater New York metropolitan area;

(B)           any Person that operates 50 or more stores in the chain drug business in the United States;

(C)           Wal-Mart Stores, Inc. or its affiliates; and

(D)           for an abbreviated six-month period following termination of employment, any Person that operates 50 or more stores in the combined food/drug business in the United States.

(2)           “Customer” means any patient or other customer or prospective customer of any Company business unit with respect to which Employee is substantially engaged or provides substantial support during Employee’s employment with the Company.

(3)           “Person” means any individual, corporation, firm, partnership, joint venturer, limited liability company or other entity.

Notwithstanding the foregoing provisions of this Paragraph 2 and the remainder of this Agreement, the non-competition provisions of Paragraph 2(d) above shall not restrict Employee from performing legal services as a licensed attorney for a Competing Business to the extent that the attorney licensure requirements in the applicable jurisdiction do not permit Employee to agree to the otherwise applicable restrictions of Paragraph 2(d).

3.           Non-Inducement.  Employee agrees that during the term of his or her employment and for one year following the Employee’s termination of employment, Employee will not directly or indirectly assist or encourage any Person or entity in carrying out any activity that would be prohibited by the provisions of this Agreement if such activity were carried out by Employee.

4.           Property.  Employee agrees that upon leaving the employment of the Company, he or she will not take with him or her any of the Company’s property, including Confidential Information and trade secrets, regardless of the form in which it was held or acquired by Employee, and will immediately return to the Company any and all documents, notes, records, notebooks, mobile telephones, cellular telephones, computers, PDAs (personal digital assistants), portable digital storage devices, and similar repositories of or containing or relating to Confidential Information and Company trade secrets, and including, but not limited to, all copies, notes or abstracts thereof.

5.           Consideration and Acknowledgments.  Employee acknowledges and agrees that the covenants described in Paragraphs 1 through 4 of this Agreement are essential terms, and that an offer of employment and Employee’s retention bonus would not be provided by the Company in the absence of these covenants.  Employee further acknowledges that these covenants are supported by adequate consideration as set forth in this Agreement, that full compliance with these covenants will not prevent Employee from earning a livelihood following the termination of his or her employment, and that these covenants do not place undue restraint on Employee and are not in conflict with any public interest.  Employee further acknowledges and agrees that Employee fully understands these covenants, has had full and complete opportunity to discuss and resolve any ambiguities or uncertainties regarding these covenants before signing this Agreement, that these covenants are reasonable and enforceable in every respect, and has voluntarily agreed to comply with these covenants for their stated term.  Employee agrees that in the event he or she is offered employment with a Competing Business at any time in the future, Employee shall immediately notify the Competing Business of the existence of the covenants set forth in Paragraphs 1 through 4 above.

6.           Enforcement of This Agreement.  Employee acknowledges that compliance with the covenants set forth in Paragraphs 1 through 4 of this Agreement is necessary to enable the Company to maintain its competitive position, and that any actual or threatened breach of these covenants will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law.  In the event of any actual or threatened breach of these covenants, the Company shall be entitled to injunctive relief, including the right to a temporary restraining order, and other relief, including damages, as may be proper along with the Company’s attorneys’ fees and court costs.  The foregoing stipulated damages and remedies of the Company are in addition to, and not to the exclusion of, any other damages the Company may be able to prove.  In addition, if any court shall at any time hold these covenants to be unenforceable or unreasonable in scope, territory or period of time, then the scope, territory or period of time of the covenants shall be that determined by the court to be reasonable.

7.           Severability.  If any phrase or provision of this Agreement is declared invalid or unenforceable by a court of competent jurisdiction, such phrase, clause or provision shall be deemed severed from this Agreement, but will not affect the enforceability of any other provisions of this Agreement, which shall otherwise remain in full force and effect.  If any restriction or limitation in this Agreement is deemed to be unreasonable, unenforceable or unduly restrictive by a court of competent jurisdiction, it shall not be stricken in its entirety and held totally void and unenforceable, but shall remain effective to the maximum extent permissible as determined by said court.

8.           Entire Agreement.  Except as provided in (1) and (2) below, this Agreement represents the entire agreement between the parties covering confidentiality, non-competition and non-solicitation restrictions, and it supersedes and renders null and void all prior agreements (or any portions thereof), arrangements or communications between the parties covering such restrictions, whether oral or written.  The terms of this Agreement may not be altered or modified except by written agreement of Employee and the Company.

9.           Notification.  Employee further agrees that the Company may notify anyone later employing him or her of the existence and provisions of this Agreement.

10.           Successors and Assigns.  This Agreement shall be enforceable by the Company and its successors and permitted assigns.

11.           General.  Employee agrees that:

(a)           Waiver of any of the provisions of this Agreement by the Company in any particular instance shall not be deemed to be a waiver of any provision in any other instance and/or of the Company’s other rights at law or under this Agreement;

(b)           The provisions of this Agreement shall be considered severable;

(c)           This Agreement shall accrue to and be binding upon the Company and Employee; and

(d)           The captions in this Agreement shall be for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

12.           Governing Law.  The law of the State of Illinois shall govern this Agreement without regard to its choice of law provisions.